Exhibit 10.7

REGIONAL DEVELOPMENT AND DISTRIBUTION AGREEMENT

This Regional Development and Distribution Agreement (the “Agreement”) is made as of March 19, 2020 (the “Effective Date”), by and between Black Bird Potentials Inc., a Wyoming corporation (the “Company”), and Northland Partners, LLC, a North Dakota limited liability company (“Distributor”).

RECITALS

WHEREAS, the Company is actively searching for business development opportunities and product distribution channels throughout the United States; and

WHEREAS, Distributor believes that the Tri-State Area centered in Fargo, North Dakota, exists as a relatively unexploited market for high-quality CBD-derived products like the Company’s Grizzly Creek Naturals CBD products; and

WHEREAS, Distributor believes further that it possesses significant agri-business contacts that would serve to accelerate sales of the Company’s MiteXstream biopesticide product, once certified as such by the U.S. Environmental Protection Agency (“EPA”); and

WHEREAS, the Company and Distributor desire to enter into an agreement that provides a foundation for the commercial exploitation of all of the Company’s current and future products.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.       Non-Disclosure Agreement. As further consideration for the Company’s entering into this Agreement, Distributor understands and agrees that Distributor, including its affiliates, shall continue to be bound by that certain Non-Disclosure and Non-Circumvention Agreement between the Company and Distributor of even date herewith (the “Non-Circumvention Agreement”).

The Company and Distributor agree that all documentation with respect to the CBD Products, as defined in Section 4 (Distribution Appointment – CBD Products; Territory) hereof (except information contained in or for use in manuals, promotional materials or educational materials to be provided to Distributor’s customers), and MiteXstream is furnished solely for Distributor’s internal use. Distributor may make copies of such documentation to satisfy its internal requirements, provided that all such copies include appropriate copyright and proprietary information notices. No other copies or use of such documentation, or any portion thereof, shall be made without the prior written approval of the Company.

2.       Regional Development Appointment – MiteXstream Biopesticide. In furtherance of the parties’ mutual desire to maximize the commercial opportunities associated with the Company’s MiteXstream biopesticide product, the Company hereby appoints Distributor as its director of regional development for MiteXstream in the states of North Dakota, South Dakota and Minnesota and Distributor hereby accepts such appointment. Distributor acknowledges and agrees that MiteXstream is not, as of the date of this Agreement, certified as a biopesticide by the EPA and that, unless and until such certification is obtained, no sales of MiteXstream can be made. Notwithstanding the foregoing sentence, Distributor agrees that, until such time as the EPA shall have certified MiteXstream as a biopesticide, it will use its best efforts to inform participants in the agri-business industry about the capabilities and pending market introduction of MiteXstream.

3.       Regional Development Appointment – CBD Products. In furtherance of the parties’ mutual desire to expand the retail footprint of the CBD Products, as defined in Section 4 (Distribution Appointment – CBD Products; Territory) hereof, the Company hereby appoints Distributor as its director of regional development for the CBD Products in the states of North Dakota, South Dakota and Minnesota and Distributor hereby accepts such appointment. In performing in such capacity, Distributor agrees that is shall use its best efforts to develop traditional and innovative methods for achieving retail and other relevant placement of the CBD Products. In this regard, and as a means for the Company to monitor Distributor’s progress, Distributor agrees to deliver to the Company a written memorandum with respect to each retail or other location secured in the form of Schedule A (Regional Development Memorandum) attached hereto and made a part hereof.

4.       Distribution Appointment – CBD Products; Territory. Subject to the terms and conditions hereof, the Company hereby appoints Distributor as a non-exclusive distributor of the Company’s CBD-derived products listed and described in Schedule B (Products and Pricing) attached hereto and made a part hereof (the “CBD Products”) in the Territory (as defined below), and Distributor hereby accepts such appointment. Further, and subject to the terms and conditions hereof, Distributor agrees to purchase from the Company, and the Company agrees to sell to Distributor, the CBD Products.

Distributor’s territory (the “Territory”) shall be the United States of America.

Distributor agrees that it shall be responsible for all expenses incurred in its performance hereunder, unless otherwise agreed to in writing by the Company. It is further agreed that Distributor shall have no authority to bind the Company to any contract or obligation or to transact any business in the Company’s name or on behalf of the Company, in any manner. The parties intend that Distributor shall perform its services required hereunder as an independent contractor.

Distributor agrees that, in order to maintain its rights granted herein, Distributor shall not, in any manner, offer, sell or otherwise promote any product that contains CBD, other than the CBD Products.

5.       Minimum Purchases. Distributor agrees that, in order for Distributor to maintain its rights granted herein, Distributor shall be required to satisfy the minimum purchase requirements set forth in Schedule C (Minimum Purchase Requirements of Distributor) attached hereto and made a part hereof.

6.       Governmental Rules and Regulations. The Company’s obligation to ship orders to Distributor hereunder shall be subject to the Company’s right and ability to make such sales and obtain required licenses and permits, under all applicable decrees, statutes, rules and regulations of a government or agency with competent jurisdiction presently in effect or which may be in effect hereafter.

Distributor shall, in selling the CBD Products, comply with all applicable decrees, statutes, rules and regulations of each government or agency with competent jurisdiction presently in effect or which may be in effect hereafter.

7.       Orders, Payment and Delivery.

7.1       Orders. Distributor shall order CBD Products from the Company hereunder by submitting to the Company a written purchase order specifying the CBD Products, quantities and requested delivery dates required to enable the Company to fill the purchase order. Each purchase order submitted by Distributor to the Company is subject to acceptance by the Company.

Each purchase order submitted by Distributor to the Company shall be submitted via e-mail to: sales@grizzlycreeknaturals.com, unless the Company shall notify Distributor in writing of a change in such e-mail address.

The Company shall have no liability to Distributor with respect to purchase orders which are not accepted by the Company; provided, however, that the Company will not unreasonably reject any purchase orders for the CBD Products which do not require any modifications or additions. Subject to the foregoing, the Company may reject, in its sole discretion, any purchase order for customized CBD Products. In the event the Company has not given Distributor notice of acceptance or rejection of a purchase order within five (5) business days of receipt thereof, such purchase order shall be deemed accepted.

The purpose of the purchase order to be issued under this Agreement is for specifying the CBD Products, quantities and requested delivery dates only; no terms and conditions of Distributor’s purchase orders, the Company’s purchase order acknowledgment or any other document or instrument of Distributor or the Company shall be binding upon the other party or amend or modify this Agreement in any manner.

7.2       Prices. The purchase prices for the CBD Products sold under this Agreement shall be determined in accordance with each purchase order accepted by the Company, but the initial purchase prices for the CBD Products are set forth in Schedule B (Products and Pricing). During the term of this Agreement, purchase prices for the CBD Products shall be established pursuant to the terms of Schedule B (Products and Pricing).

7.3       Shipment and Delivery. Except as provided in Section 19 (Compliance with Laws), shipments will be made to the address of Distributor set forth in the applicable purchase order. Shipments will be made by truck. In the event Distributor requests express delivery or shipment by air instead of by truck or by courier service, Distributor agrees to pay all additional expenses required by such request. The Company will use commercially reasonable efforts to meet Distributor’s requested delivery schedules for the CBD Products.

The Company agrees to ship the ordered quantity of the CBD Products as soon as possible after receipt of the applicable purchase order. Unless otherwise specified in Distributor’s purchase order, the Company shall be authorized to make deliveries in installments. Distributor shall make any claims for shortage or damage of the CBD Products with the common carrier promptly upon receipt of the order and provide the Company with written notice of such a claim.

The Company will have no responsibility for the CBD Products damaged in shipment and Distributor must handle all claims for damage with the carrier. As between the Company and Distributor, the CBD Products shall be deemed accepted by Distributor unless, within two (2) days of delivery of the CBD Products, Distributor affirmatively rejects the CBD Products, by written notice detailing the reasons for rejections. The parties acknowledge that they may mutually agree in writing in the future that the foregoing period of time be modified. If no such notice of rejection is timely received, Distributor shall be deemed to have accepted delivery; provided, however, the acceptance of delivery shall in no way diminish or affect the product warranty given by the Company in Section 11 (Warranty).

If Distributor rejects a shipment, Distributor shall promptly return a sample of the defective Product to the Company in accordance with the Company’s instructions, to enable the Company to, within thirty (30) days, inspect and determine whether the CBD Product is defective; provided that Distributor shall retain the rest of the CBD Products pending such determination. It is Distributor’s responsibility to store and handle properly all of the CBD Products pending inspection and/or return. If rejection was timely effected and the Company determines the CBD Products to be defective, the Company agrees to replace the CBD Products or refund the amounts paid with respect to such defective CDB Product which is to be returned to the Company, at the Company’s option.

Unless Distributor requests otherwise, all of the CBD Products ordered by Distributor shall be packed for shipment and storage in accordance with the applicable purchase order. It is Distributor’s obligation to notify the Company of any special packaging requirements (which shall be at Distributor’s expense).

7.4       Payment. Distributor agrees to pay amounts due from sales of the CBD Products to Distributor by the Company, in accordance with applicable purchase order for CBD Products.

All payments made by Distributor under this Agreement shall be made by wire transfer in immediately available funds to a bank account designated, in writing and in advance, by the Company.

If Distributor fails to pay any amount when due, Distributor agrees to pay all costs and expenses, including, without limitation, reasonable attorney’s fees, incurred by the Company in collecting such overdue amounts, together with interest on such unpaid amount at the lesser of one and one-half percent (1-1/2%) per month or the greatest amount permitted by applicable law. The Company reserves the right at any time after Distributor fails to make any payment within 15 days after the due date, to require payment for all Products delivered hereunder to be made in advance by wire transfer of immediately available funds.

7.5       Title and Risk of Loss. Title to, and risk of loss of, the CBD Products shall pass to Distributor upon the earlier of delivery of the CBD Products to Distributor or to a carrier FOB at the Company’s point of shipment.

7.6       Forecasts. Distributor shall submit a rolling three-month sales forecast to the Company every month on the first day of each calendar month following the Effective Date (defined below), beginning May 1, 2020. Such sales forecast shall include expected sales quantities per month, order dates, shipping dates and CBD Product requirements. If the most recent forecast becomes materially inaccurate at any time, Distributor shall promptly provide the Company with updated information.

8.       Changes to the CBD Products; Discontinued CBD Products; Quality Assurance.

8.1       CBD Product Changes. Except with respect to the CBD Products ordered pursuant to a purchase order which has been accepted by the Company as described in Section 7.1 (Orders), the Company shall have the right, at any time and from time to time, to make modifications to the CBD Products.

8.2       Quality Assurance. Distributor shall be permitted to inspect (except for the Company’s secret ingredient lists and processes) facilities in which the CBD Products are developed and produced upon reasonable advance written notice to the Company, during business hours at times reasonably convenient to both parties; provided, however, that Distributor acknowledges that all information obtained in the course of any such inspection shall be deemed proprietary information pursuant to the Non-Circumvention Agreement. The Company shall be permitted to inspect Distributor’s storage and handling procedures of the Product upon reasonable advance written notice to Distributor during business hours at times reasonably convenient to both parties; provided, however, that the Company acknowledges that all information obtained in the course of any such inspection shall be deemed proprietary information pursuant to the Non-Circumvention Agreement.

9.       Trademarks and Copyrights.

9.1       Trademarks of the Company. Unless expressly authorized in writing by the Company, nothing in this Agreement shall be construed to grant Distributor any right to use the Company’s trademarks, trade names and logos (collectively, the “Trademarks”); provided, however, that Distributor shall have the right to use the Company’s “Grizzly Creek Naturals” trademark in its sales promotion of the CBD Products. Distributor shall be entitled to use the Trademarks, in conjunction with its rights granted in Section 12 (Marketing and Promotional Materials). Distributor’s unauthorized use of any Trademark shall cause the termination of this Agreement, without any action having to be taken by the Company.

9.2       Notices. Distributor shall not alter or remove any copyright, trademark, trade secret, proprietary and/or other legal notices of the Company or third parties contained on or in the CBD Products. The existence of any such copyright notice shall not be construed as an admission, or be deemed to create a presumption, that any publication of such Products has occurred.

10.       Warranty.

10.1       Warranty. The Company warrants that the CBD Products manufactured and sold by it will be free from defects in material and workmanship, and will conform to the specifications set forth on their respective labels. The warranty set forth in this Section 10.1 (Warranty) shall be void to the extent of (a) any modification of a CBD Product by any person or entity other than the Company, (b) misuse or abuse of a CBD Product or documentation by Distributor or Distributor’s customers or end users, (c) negligence or wrongdoing of Distributor or Distributor’s customers or end users, (d) accident, disaster or event of force majeure, (e) use of a CBD Product or documentation in any manner inconsistent with this Agreement or (f) improper storage of a CBD Product.

10.2       Disclaimer. Except for the warranty set forth in this Section 10 (Warranty), the Company disclaims all warranties, whether express or implied, oral or written, with respect to the CBD Products, including, without limitation, all implied warranties of merchantability or fitness for any particular purpose. Laws from time to time in force in certain jurisdictions may imply warranties that cannot be excluded or can only be excluded to a limited extent, and this Agreement shall be read and construed subject to any such statutory provisions. Distributor shall be responsible for any warranty it extends, either directly or indirectly, expressly or by operation of law, beyond the warranty expressly granted in this Section 10 (Warranty). The Company is not responsible for (a) damages caused by Distributor’s failure to perform Distributor’s responsibilities or (b) damages due to deterioration during periods of storage by Distributor longer than those periods set forth in the Product documentation.

11.       Consequential Damages Waiver; Limitation of Liability. Except for liability arising under the Non-Circumvention Agreement and a party’s obligations under Section 17 (Indemnities), in no event shall either party be liable to the other for special, indirect, incidental or consequential damages.

12.       Marketing and Promotional Materials. The Company shall provide existing promotional materials and technical consultation to Distributor for use by Distributor in the development of Distributor’s own internal promotional and educational materials and not for publication or distribution to any person. Distributor shall be solely responsible for the costs of developing promotional and educational materials for Distributor’s customers and end users, all of which shall be approved by the Company in writing prior to use.

13.       Sales Promotion; Customer Service. Distributor shall use its best efforts to promote the sale and distribution of the CBD Products in the Territory. In addition, Distributor shall use its best efforts to comply with all applicable federal, state and local laws and regulations in performing under this Agreement.

Distributor acknowledges and agrees that first class customer service is a priority to the Company as it seeks to establish the CBD Products’ reputation as high quality products. Distributor shall provide first class customer service to its customers. In this regard, Distributor shall attempt to resolve any customer complaint within 24 hours.

14.       Inventory of CBD Products. Distributor shall not be required to maintain an inventory of the CBD Products. The Company shall use its best efforts to maintain an inventory of the CBD Products that is adequate to fulfill orders received from Distributor.

15.       Representations of the Company. The Company represents and warrants to Distributor that:

15.1       Cooperation. The Company will cooperate fully and timely with Distributor to enable Distributor to perform its obligations hereunder.

15.2       Authority. The execution and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company.

15.3       No Violation. The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the Company or any contractual obligation by which the Company may be bound.

16.       Insurance Requirements. The Company and Distributor agree that each shall be required to maintain, throughout the term of this Agreement, including any renewal term, such insurance policies as are described in Schedule D (Insurance Requirements) attached hereto and made a part hereof.

17.       Representations of Distributor. Distributor represents and warrants to the Company that:

17.1       Authority. The execution and performance of this Agreement by Distributor has been duly authorized by the governing body of Distributor.

17.2       No Violation. The performance by Distributor of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of Distributor or any contractual obligation by which Distributor may be bound.

18.       Indemnities.

18.1       By the Company. The Company shall indemnify, defend and hold Distributor harmless from and against any damages, claims, suits, actions, causes of action, demands, liabilities, losses, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements and court costs) as a result of or arising out of any claim (a) that the CBD Products supplied hereunder infringe any patent or valid copyright of a third party; or (b) the CBD Products supplied hereunder have caused bodily injury or property damage provided that (i) Distributor shall have promptly provided the Company written notice of such claim and reasonable cooperation, information and assistance in connection therewith and (ii) the Company shall have sole control and authority with respect to the defense, settlement, or compromise thereof. Should any CBD Product delivered hereunder become or, in the Company’s opinion be likely to become, the subject of such a claim under subsection (a), above, the Company may, at its option, either procure for Distributor the right to continue purchasing and using such CBD Products, or replace or modify such CBD Products so that they become non-infringing. In the event neither of these options is practicable, the Company may accept the return of the infringing or potentially infringing CBD Products, in exchange for a refund of the purchase price therefor, amortized over a period of three (3) years. In any such event, the Company may withhold further shipments of infringing or potentially infringing CBD Products.

The Company shall have no liability or obligation to Distributor hereunder with respect to any infringement or claim thereof based upon (w) compliance with designs, plans or specifications of Distributor, (x) use of the CBD Products by Distributor in combination with devices or products not purchased hereunder where the CBD Products would not themselves be infringing, (y) use of the CBD Products by Distributor in an application or environment for which such Products were not designed or contemplated as specified in Schedule B (Products and Pricing) or (z) modifications of the CBD Products by anyone other than the Company where such modifications directly are the cause of the infringement. The foregoing states the entire liability of the Company with respect to infringement of intellectual property rights by the CBD Products.

18.2       By Distributor. Distributor shall indemnify, defend and hold the Company harmless from and against any damages, claims, suits, actions, causes of action, demands, liabilities, losses, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements and court costs) as a result of or arising from any representations or warranties made by Distributor to customers or end users which (a) exceed the scope of the representations or warranties made by the Company to Distributor pursuant to Section 12 (Warranty) of this Agreement; or (b) contradict the documentation and/or information made available to Distributor by the Company regarding specifications, performance and intended use of the CBD Products, provided that (i) the Company shall have promptly provided Distributor written notice thereof and reasonable cooperation, information and assistance in connection therewith, and (ii) Distributor shall have sole control and authority with respect to the defense, settlement or compromise thereof.

19.       Compliance with Laws. Distributor shall comply with all laws, rules, regulations, governmental requirements and industry standards applicable to the purchase, sale, leasing, licensing, marketing, demonstration, installation, servicing, repair or use of the CBD Products supplied to Distributor hereunder, including, without limitation those relating to the maintenance and availability of records. Without in any way limiting the foregoing, Distributor shall not export any CBD Product documentation or technical data relating thereto to any jurisdiction without first obtaining (a) the written consent of the Company and (b) all necessary export permits and clearances, and in no event shall Distributor export any CBD Product in violation of any applicable law or regulation, whether foreign or domestic. In furtherance of, but without limiting the foregoing, Distributor represents and covenants that it has read, understood and will comply with the provisions of the U.S. Foreign Corrupt Practices Act.

20.       Term and Termination.

20.1       Term. Unless earlier terminated pursuant to this Section 18 (Term and Termination), the term of this Agreement shall be a period of five (5) years, commencing on the Effective Date. Should Distributor satisfy all minimum purchase requirements established under this Agreement, this Agreement shall renew for one additional five-year period.

20.2       Termination Upon Event of Default. Upon the occurrence of an Event of Default (as defined below), the non-defaulting party, in its sole discretion, shall have the right to terminate this Agreement, in addition to any other remedy or remedies which may be available to it under this Agreement, at law or in equity.

In addition, upon the occurrence of an Event of Default by Distributor, the Company shall have the right to cancel any or all unfilled orders for CBD Products submitted by Distributor.

The following events shall be deemed “Events of Default” with respect to the party engage in such activity:

(a)       Distributor fails to satisfy the minimum purchase requirements of the CBD Products set forth in Schedule C (Minimum Purchase Requirements of Distributor) attached hereto;

(b)       Distributor breaches its obligations under the Non-Circumvention Agreement;

(c)       Distributor breaches Section 9.1 (Trademarks of the Company);

(d)       Distributor breaches Section 13 (Sales Promotion; Customer Service);

(e)       In addition to the breaches of Distributor specified in paragraphs (a) through (d) above, Distributor fails to perform any of its covenants, obligations or responsibilities under this Agreement, which failure remains uncured for thirty (30) days after notice thereof from the Company; provided that the Company delivers written notice to Distributor within ninety (90) days of the alleged default;

(f)       The Company fails to perform any of its covenants, obligations or responsibilities under this Agreement, which failure remains uncured for thirty (30) days after notice thereof from Distributor; provided that Distributor delivers written notice to the Company within ninety (90) days of the alleged default;

(g)       The dissolution, termination of existence, liquidation, insolvency or business failure of either party, or the appointment of a custodian or receiver for either party or any part of its property if such appointment is not terminated or dismissed within sixty (60) days; and

(h)       The institution by either party of any proceeding under the United States Bankruptcy Code or any other federal, national or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by either party of a composition or any assignment or trust mortgage for the benefit of creditors.

20.3       Duties Upon Termination. Upon the termination of this Agreement for any reason whatsoever:

(a)       Distributor shall pay to the Company in full within 30 days of such termination, all amounts owed to the Company. The Company shall be entitled to set off and deduct from any money due Distributor under this Agreement, any and all amounts due the Company from Distributor; and

(b)       Distributor shall promptly return to the Company any and all Company-owned Products or other equipment, materials, documentation or data in the possession of Distributor for whatever reason or purpose, such Products, equipment, materials, documentation and data to be in the same condition as when delivered to Distributor, reasonable use, wear and tear excepted; and

(c)       The Company shall promptly return to Distributor any and all Distributor-owned equipment, materials, documentation or data in the possession of the Company for whatever reason or purpose, such equipment, materials, documentation and data to be in the same condition as when delivered to the Company, reasonable use, wear and tear excepted.

20.4       Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that the following provisions shall survive expiration or earlier termination of this Agreement: 10 (Warranty), 18 (Indemnities), 20.3 (Duties Upon Termination) and 21 (Miscellaneous).

21.       Miscellaneous.

21.1       Force Majeure. The Company shall not be liable in any respect for failure to ship or for delay in shipment of Products pursuant to accepted purchase orders where such failure or delay shall have been due wholly or in part to the elements, acts of God, acts of Distributor, acts or civil or military authority, fires, floods, epidemics, quarantine restrictions, war, armed hostilities, riots, strikes, lockouts, breakdown, differences with workers, accidents to machinery, delays in transportation, delays in delivery by the Company suppliers or any other cause beyond the reasonable control of the Company. Upon such occurrence, the Company shall immediately notify Distributor as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence; provided, that the Company uses commercially reasonable efforts to mitigate any damages incurred by the Distributor. CBD Products on which delivery is delayed due to any cause within Distributor’s control may be placed in storage by the Company for Distributor’s account and at Distributor’s risk. Distributor shall be liable for all costs and expenses incurred by the Company in storing the CBD Products for Distributor.

21.2       Assignment and Corporate Reorganization. Neither this Agreement nor any rights granted hereby may be assigned by either party voluntarily or by operation of law without the other party’s prior written consent (which will not be unreasonably withheld) and any such attempted assignment shall be null and void.

21.3       Equitable Relief. Nothing in this Agreement will prevent a party from bringing an action for equitable or injunctive relief in any court of competent jurisdiction to compel the other party to comply with its obligations under the Agreement.

21.4       Notices. All notices hereunder shall be in writing and addressed to the party at the address for each set forth at the beginning of this Agreement, or at such other address as to which notice pursuant to this Section 19.4 (Notices) may be given, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail or by national or international overnight courier. Notices will be deemed given upon the earlier of actual receipt of three (3) business days after being mailed or delivered to such courier service.

if to the Company: Black Bird Potentials Inc. (a Wyoming corporation) 47123 Michel Road Ronan, Montana 59864 Attention: Eric Newlan, Vice President Telephone: 940-367-6154 E-mail: eric@newlan.com	if to Distributor: Northland Partners, LLC 1290 12th Street West Dickinson, North Dakota 58601 Attention: Daniel E. Johnson Telephone: 602-793-7386 E-mail: djohnsoninca@yahoo.com

21.5       Arbitration. In the event of a dispute between the parties arising out of this Agreement, both Distributor and the Company agree to submit such dispute to arbitration before the American Arbitration Association (the “Association”) at its Dallas, Texas, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment may be obtained on any such award in any court of competent jurisdiction.

Notwithstanding the provisions contained in the foregoing paragraph, the parties hereto agree that the Company may, at its election, seek injunctive or other equitable relief from a court of competent jurisdiction for a violation or violations by Distributor of the Non-Circumvention Agreement.

21.6       Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

21.7       Registration. In the event that this Agreement is required to be registered with any governmental authority, Distributor shall cause such registration to be made and shall bear any expense or tax payable in respect thereof.

21.8       Entire Agreement. This Agreement constitutes the entire agreement between the Company and Distributor and shall not be amended, altered or changed except by a written agreement signed by the parties hereto. Any terms and conditions in any purchase order or other instrument issued by Distributor or the Company or any of Distributor's customers in connection with this Agreement which are in addition to or inconsistent with the terms and conditions of this Agreement shall not be binding on either party and shall not be deemed to amend or modify this Agreement. Each party acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein.

21.9       Waivers. No delay or omission on the part of either party to this Agreement in requiring performance by the other party or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right or rights hereunder; and the waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement, on any future occasion. A waiver must be in writing, executed by the party against which enforcement is sought, in order to be enforceable.

21.10      Section Headings. Section headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement.

21.11      Rights and Remedies. All rights and remedies of either party hereunder shall be cumulative and may be exercised concurrently or consecutively. The failure of either party, in any one or more instances, to enforce any of the terms of this Agreement shall not be construed as a waiver of future enforcement of that or any other term.

21.12      Severability. If any provision of this Agreement shall for any reason be held illegal or unenforceable, such provision shall be deemed separable from the remaining provisions of this Agreement and shall in no way affect or impair the validity or enforceability of the remaining provisions of this Agreement, unless removal of the invalidated provision renders another provision impossible to perform or inconsistent with the intent of the parties.

21.13      Modifications, Amendments. Modifications and amendments to this Agreement must be in writing, executed by the party against whom enforcement thereof is sought.

21.14      No Rights by Implication. No rights or licenses with respect to the CBD Products are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

21.15      Benefit. The provisions of this Agreement shall extend to the successors, surviving corporations and assigns of the Company and to any Distributor of substantially all of the assets and business of the Company. The term “Company” shall be deemed to include the Company, any joint venture, partnership, limited liability company, corporation or other juridical entity, in which the Company shall have an interest, financial or otherwise.

21.16      Governing Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Wyoming, and that, in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Wyoming shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any such action or special proceeding may be instituted.

21.17      Counterparts. This Agreement may be executed in multiple counterparts which shall be deemed an original. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, if each party executes at least one counterpart.

21.18      Legal Representation. The Company and Distributor acknowledge that each has utilized separate legal counsel with respect to this Agreement.

“COMPANY”:	“DISTRIBUTOR”:

BLACK BIRD POTENTIALS INC.	NORTHLAND PARTNERS, LLC
(a Wyoming corporation)

By: /s/ FABAIAN G. DENEAULT	By: /s/ Michael Neubauer
Fabian G. Deneault
President	Name: Michael Neubauer

Title: Managing Member

SCHEDULE A

Regional Development Memorandum

This Regional Development Notice is delivered to Black Bird Potentials Inc., a Wyoming corporation (the “Company”), by Northland Partners, LLC, a North Dakota limited liability company (“Distributor”), in accordance with Section 3 of that certain Regional Development and Distribution Agreement dated as of March 19, 2020, between the Company and Distributor.

Location Name:

Type of Business:

Location Address:

Name of Contact:

Contact Phone:

Contact E-Mail:

Dated:

NORTHLAND PARTNERS, LLC

By:

Name:

Title:

SCHEDULE B

Products and Pricing

To be updated by the Company from time to time.

The Company shall have the right to add and/or remove a Product from time to time on not less than 30 days’ notice to Distributor.

The Company shall have the right to change the price of any Product from time to time on not less than 60 days’ notice to Distributor.

SCHEDULE C

Minimum Purchase Requirements of Distributor

The minimum purchase requirements of the CBD Products of Distributor during the term of the Agreement, beginning with the Effective Date shall be:

Period	Required Minimum Purchase Amount
First Year of the Term	$50,000.00
Second Year of the Term	$50,000.00
Third Year of the Term	$50,000.00
Fourth Year of the Term	$50,000.00
Fifth Year of the Term	$50,000.00
Each Year During the Renewal Term, if applicable	A Required Minimum Purchase Amount agreed to by the Company and Distributor, but not less than $50,000.00.

SCHEDULE D

Insurance Requirements

The Company shall maintain general liability insurance policies, including product liability coverage, in commercially reasonable amounts.

Distributor shall maintain general liability insurance policies, including product liability coverage, in commercially reasonable amounts.